Exhibit 10.20

[***] Certain information in this document has been omitted from this exhibit pursuant to Item 601(b) of Regulation S-K because it is both not material and is the type that the Registrant treats as private or confidential.

Execution Version

Confidential

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is effective as of June 7, 2021 (the “Effective Date”), by and between Integrated DNA Technologies, Inc., a Delaware corporation located at 1710 Commercial Park, Coralville, Iowa 52241 (“IDT”), and Graphite Bio, Inc., a Delaware corporation located at 279 E Grand Ave., Suite 430, South San Francisco, CA 94080 (“Graphite”). IDT and Graphite are each sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, IDT Controls (as defined below) the Licensed IP (as defined below) relating to certain high-fidelity Cas9 protein variants; and

WHEREAS, Graphite desires to obtain, and IDT desires to grant, a license under such Licensed IP to Exploit Licensed Products in the Territory (as each term is defined below), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, IDT and Graphite hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with such Person. The term “control” as used herein shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct the management and policies of such entity.

1.2 “Agreement” has the meaning set forth in the preamble.

1.3 “Beta Thalassemia Disorders” shall mean all genotypes of beta thalassemia.

1.4 “BLA” shall mean a biologics license application or equivalent application that is filed with the FDA to obtain Regulatory Approval for a Licensed Product in the United States or any comparable application filed with a Regulatory Authority of a country or group of countries in the Territory, other than the United States, to obtain Regulatory Approval for a Licensed Product in that country or in that group of countries.

1.5 “Breaching Party” has the meaning set forth in Section 9.3.

1.6 “Change of Control” shall mean:

(a) acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of Graphite representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of Graphite; and/or

(b) the sale conveyance or other disposition of all or substantially all Graphite’s assets and/or business in one transaction or in a series of related transactions.

1.7 “Combination Product” shall mean any Licensed Product sold or used in combination with one or more active pharmaceutical ingredients or processes which are not Licensed Products (whether co-formulated or co-packaged or otherwise sold for a single price). [***]

1.8 “Confidential Information” has the meaning set forth in Section 8.1.

1.9 “Control” or “Controlled” shall mean, with respect to any Patent or other intellectual property right, the possession (whether by ownership or, other than pursuant to this Agreement, license or sublicense or other grant of rights) by a Party or its Affiliate of the ability to use or practice such Patent or other intellectual property right to grant to the other Party a license, sublicense or access as provided herein to such item as of the time such Party or its Affiliate would first be required hereunder to grant the other Party such access, license or sublicense, without violating the terms of any agreement or other arrangement with any Third Party or being obligated to pay any royalties or other consideration therefor.

1.10 “Disclosing Party” has the meaning set forth in Section 8.1.

1.11 “Exclusive Period” shall mean the period commencing on the Effective Date and ending on the date that is [***] after the Effective Date.

1.12 “Effective Date” has the meaning set forth in the preamble.

1.13 “[***]” shall mean: (a) [***]; or (b) [***].

1.14 “[***]” shall mean [***].

1.15 “[***]” shall mean [***].

1.16 “Exercise Fee” has the meaning set forth in Section 2.3.

1.17 “Excluded Fields” shall mean all applications not expressly granted in the Field, including agricultural and plant applications and any human therapeutic applications not expressly included in the Field.

1.18 “Exploit” shall mean, with respect to a particular Licensed Product, to use, have used, manufacture, have manufactured, sell, have sold, offer for sale, have offered for sale, import, have imported, export and have exported, including to research, develop, commercialize or otherwise exploit such Licensed Product.

1.19 “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.20 “Field” shall mean the use of Licensed Product(s) incorporating, or generated or derived from the use of, HiFi Cas9 protein variants in human therapeutic applications for sickle cell anemia, SCID-X and Gaucher disease, including all activities related to the manufacture, marketing, distribution and sale of a drug or therapeutic product or service.

1.21 “Graphite” has the meaning set forth in the preamble.

1.22 “Graphite Indemnitees” has the meaning set forth in Section 6.2.

1.23 “IDT” has the meaning set forth in the preamble.

1.24 “IDT Indemnitees” has the meaning set forth in Section 6.1.

1.25 “IND” shall mean an Investigational New Drug application filed with the FDA.

1.26 “Indication” shall mean the treatment of sickle cell anemia, SCID-X or Gaucher disease in humans and, in the event Graphite exercises the Option and pays the Exercise Fee, in each case in accordance with Section 2.3, Beta Thalassemia Disorders and/or Lysosomal Storage Disorders, as applicable.

1.27 “Information” shall mean any data, know-how and information of any type whatsoever, in any tangible or intangible form, including regulatory submission documents (including regulatory communications, filings and approvals), pre-clinical and clinical data (including study reports and summaries, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data and analytical and quality control data) and manufacturing know-how (including practices, techniques, methods and processes, including synthesis, preparation, recovery and purification processes and techniques, control methods and assays, specifications and formulations and formulae).

1.28 “Licensed Know-How” shall mean the Information listed in Schedule 1.28, which Schedule 1.28 may be amended by mutual agreement of the Parties in accordance with Section 2.4.

1.29 “Licensed IP” shall mean all Licensed Know-How and Licensed Patents.

1.30 “Licensed Patents” shall mean the Patents listed on Schedule 1.30.

1.31 “Licensed Product” shall mean any product, method or service the manufacture, use, offering for sale, importation, or sale of which, but for the licenses granted herein, would infringe one or more Valid Claims of the Licensed Patents.

1.32 “Losses” has the meaning set forth in Section 6.1.

1.33 “Lysosomal Storage Disorders” shall mean all inherited metabolic disorders that result from defects in lysosomal function, but not including Gaucher disease.

1.34 “[***]” shall mean [***].

1.35 “Material Breach” has the meaning set forth in Section 9.3.

1.36 “Net Sales” shall mean the gross amount invoiced by Graphite, its Affiliates or Sublicensees for sales of Licensed Product(s) to Third Parties (including distributors), less the following:

(a) import, export, excise, sales, value added and use taxes custom duties;

(b) freight, packaging, warehousing and insurance charges invoiced to and/or paid by the customer for such Licensed Product(s);

(c) cash, trade or quantity discounts customarily and actually allowed (other than advertising allowances, fees or commissions to Graphite employees or agents, and fees for collections);

(d) customary price reductions, refunds, credits, rebates or chargebacks, retroactive or otherwise, in cash or trade, where the foregoing are actually allowed or taken;

(e) amounts deducted, repaid or credited for billing errors, defects, recalls, withdrawals, returns, rejections or goods (due to spoilage, damage, expiration of useful life or otherwise);

(f) customary and reasonable hospital buying group, group purchasing organization and similar group administration fees or managed care organization rebates actually given; and

(g) bad debts and uncollectible amounts relating to the sale of the Licensed Product(s) that are actually written off.

For the avoidance of doubt, sales, transfers or disposition of Licensed Product(s) between any of Graphite, an Affiliate or a Sublicensee for sale by the transferee shall not be considered Net Sales hereunder. Notwithstanding anything to the contrary herein, the supply or other transfer or disposition of Licensed Product(s) (i) as samples; (ii) for use in non-clinical or clinical studies; (iii) for use in any tests or studies reasonably necessary to comply with any applicable law, regulation or request by a regulatory or governmental authority; (iv) for compassionate use, named patient or similar programs; or (v) as is otherwise reasonable and customary in the industry to supply or dispose of without payment, in each case, shall be excluded from the computation of Net Sales.

In the event that a Licensed Product is sold as a Combination Product, Net Sales, for the purposes of determining royalty payments on the Combination Product, shall mean the gross amount collected for the Combination Product less the deductions set forth in clauses (a) – (g) above, multiplied by a proration factor that is determined as follows:

(i) If all components of the Combination Product were sold separately during the same calendar quarter, the proration factor shall be determined by the formula [A / (A+B)], where A is the average gross sales price of the Licensed Product when sold separately from the other component(s), and B is the average gross sales price of the most recent branded version of the other component(s) when sold separately from the Licensed Product (as applicable), in each case during the last calendar quarter when sales of the Licensed Product and the most recent branded version of the other components(s) occurred; or

(ii) [***].

Notwithstanding the foregoing, “Net Sales” for sales by or on behalf of a Sublicensee shall be calculated in accordance with the terms of the applicable Sublicense.

1.37 “Non-Breaching Party” has the meaning set forth in Section 9.3.

1.38 “Option” has the meaning set forth in Section 2.3.

1.39 “Option Period” shall mean the period commencing on the Effective Date and ending on the [***] of the Effective Date.

1.40 “Party” or “Parties” has the meaning set forth in the preamble.

1.41 “Patent Term Extension” any term extensions, supplementary protection certificates and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.42 “Patents” shall mean with respect to any patents or patent applications, any and all (a) patents issuing from such patent applications, (b) substitutions, divisionals, renewals, continuations, continuations-in-part or requests for continuing examinations (only to the extent of claims that are entitled to the priority date of the parent application); (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming and entitled to claim priority to (i) such patents and patent applications and any patent or patent application specified in (a), (b) or (c), or (ii) any patent or patent application from which such patents and patent applications or a patent or patent application specified in (a), (b) or (c) claims and is entitled to claim priority; (e) all rights of priority attendant to such patents and patent applications and any of the patents and patent applications listed in (a) through (d); and (f) in each case of such patents and patent applications and of the patents and patent applications described in (a) through (e), including all counterparts and foreign equivalents thereof filed in any country, territory or jurisdiction in the world.

1.43 “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.44 “[***]” shall mean the [***].

1.45 “Product Infringement” has the meaning set forth in Section 5.4(a).

1.46 “Profit Sharing Income” has the meaning set forth in the definition of Sublicensing Revenue.

1.47 “Receiving Party” has the meaning set forth in Section 8.1.

1.48 “Regulatory Approval” shall mean, with respect to a country or regions, the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the commercialization of a product in such country or region, including, as applicable, approval of a BLA or comparable filing in the United States or approval of a comparable filing in any other country or jurisdiction.

1.49 “Regulatory Authority” shall mean a federal, national, supranational, multinational, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in the applicable country.

1.50 “Royalty Floor” has the meaning set forth in Section 4.3(c)

1.51 “Royalty Term” shall have the meaning set forth in Section 4.3(b).

1.52 “Sublicensing Revenue” shall mean all consideration received by Graphite from any Sublicensee hereunder in consideration for a Sublicense, including settlement agreements, but excluding any consideration that is attributable to any of the following to the extent that each is bona fide:

(a) royalties paid by Sublicensee pursuant to a Sublicense;

(b) investments in Graphite stock or other securities, other than any portion of such investments in excess of the fair market value of such securities (which portion shall be included in Sublicensing Revenue);

(c) payments for documented research, development and manufacturing expenses incurred for research, development and/or manufacturing of Licensed Product after the effective date of the Sublicense, to the extent of Graphite’s fully burdened costs;

(d) debt financing;

(e) reimbursement of costs and expenses incurred for the filing, prosecution, maintenance, enforcement and defense of intellectual property rights directly related to Licensed Patents;

(f) the portion of any payment made upon achievement of milestones that are the same or substantially the same as ones for which a payment is due under this Agreement up to the milestone payment amount due under this Agreement. However, the applicable Sublicensing Revenue percentage shall apply in such case to any amount received by Graphite that exceeds the amount of the milestone payment required to be made to IDT for the equivalent milestone. For example, for the [***] milestone payment due under this Agreement (as set forth in the table in Section 4.2) of [***] dollars ($[***]), if Graphite receives [***] dollars ($[***]) from a Sublicensee in respect of the achievement of [***], then IDT shall receive the milestone payment of [***] dollars ($[***]) due under this Agreement and a percentage of the remaining [***] dollars ($[***]) as Sublicensing Revenue in accordance with the applicable rate set forth in Section 4.4;

(g) Profit Sharing Income received under a profit-sharing arrangement, where “Profit Sharing Income” means amounts received by Graphite under an agreement between Graphite and a Sublicensee under which Graphite or its Affiliate is funding a share of the development of the Licensed Product after a Sublicense has been granted and receives a reasonably proportionate share of net profit from such Sublicensee specifically resulting from any actual sales of Licensed Products but shall include any milestone payments based on achievement of designated net sales levels; and

(h) payments in connection with a Change of Control of Graphite provided there’s no Sublicense granted as part of the Change of Control transaction to the acquirer in such transaction or its Affiliates.

1.53 “Sublicense” shall mean any agreement between Graphite and a Sublicensee, other than a subcontractor, development partner or distributor, under which such Sublicensee is granted rights under the license granted by IDT to Graphite under Section 2.1, regardless of the name given to the agreement by the Parties.

1.54 “Sublicensee” shall mean any non-Affiliate sublicensee of the rights granted by Graphite pursuant to Section 2.1.

1.55 “Technology Transfer” has the meaning set forth in Section 2.3.

1.56 “Term” has the meaning set forth in Section 9.1.

1.57 “Territory” shall mean worldwide.

1.58 “Third Party” shall mean any Person other than a Party or their respective Affiliates.

1.59 “Third Party Claims” shall have the meaning set forth in Section 6.1.

1.60 “Valid Claim” shall mean, with respect to a particular country, any claim of any pending Licensed Patent application or an issued and unexpired Licensed Patent in such country that (a) has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country. Notwithstanding the foregoing, on a country-by-country basis, a claim of a pending Licensed Patent application pending for more than [***] from the date of receipt of first office action shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim issues after which it shall be considered a Valid Claim.

ARTICLE 2

GRANT OF RIGHTS; EXCLUSIVITY

2.1 License Grant.

(a) IDT hereby grants as of the Effective Date to Graphite and its Affiliates for the Term: (i) a royalty-bearing, non-exclusive license, with the right to sublicense (through multiple tiers), under the Licensed IP, to directly or indirectly, research and develop Licensed Product(s) in the Field in the Territory; and (ii) a royalty-bearing, exclusive license, with the right to sublicense (through multiple tiers), under the Licensed IP, to directly or indirectly, commercialize, make, have made, use, offer for sale, import, sell and have sold Licensed Product(s) in the Field in the Territory, in each case of (i) and (ii) expressly excluding any license in the Excluded Fields.

(b) IDT acknowledges and agrees that, during the Term, it shall not, nor allow any Affiliate to, directly or indirectly, (i) grant any licenses or other rights inconsistent with this Section 2.1 or (ii) practice any of the Licensed IP to the extent exclusively licensed to Graphite hereunder.

(c) Notwithstanding any of the foregoing, the Parties acknowledge that IDT retains the unlimited right to manufacture and sell products that otherwise would constitute Licensed Products, including without limitation CRISPR proteins and guides, to any Third Party for use in any application that is not in the Field, including without limitation, any and all research and development applications. [***].

2.2 Sublicenses. Graphite shall have the right to grant sublicenses of the rights and licenses granted to Graphite hereunder through multiple tiers. Graphite shall incorporate terms and conditions into its sublicense agreements sufficient to enable Graphite to comply with this Agreement.

2.3 Option to Expand Field. IDT hereby grants Graphite an exclusive option to expand the Field to include human therapeutic applications in the additional fields of Beta Thalassemia Disorders or Lysosomal Storage Disorders (the “Option”), exercisable at any time during the Option Period upon written notice to IDT. The exercise of the Option shall be subject to payment by Graphite of an exercise fee in the amount of Five Hundred Thousand dollars ($500,000) per additional field or One Million dollars ($1,000,000) for both additional fields (the “Exercise Fee”), payable within thirty (30) days of receipt of the exercise notice by IDT. Upon exercise of the Option and payment of the applicable Exercise Fee, the Field shall automatically be amended to include the additional field(s) for which Graphite exercised the Option and paid the Exercise Fee, and Graphite shall be responsible for the further development and commercialization, as well as payment of the applicable Regulatory Milestone Payments and royalties on Net Sales of Licensed Product(s) for the additional field(s) for which Graphite exercised the Option and paid the Exercise Fee, subject to the terms and conditions of this Agreement.

2.4 Technology Transfer. Graphite may request, from time to time, that IDT provide certain Information Controlled by IDT that Graphite deems reasonably necessary or useful for the research, development, manufacture or commercialization of the Licensed Product(s). If IDT agrees to provide such Information, then that Parties shall amend Schedule 1.28 to list such Information, and such Information shall be deemed “Licensed Know-How” for purposes of this Agreement. Furthermore, from time to time during the Term, IDT shall provide Graphite or its designee with such reasonable technical advice and assistance as may be reasonably necessary or useful to Graphite in connection with the Licensed IP, including making its technical personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to Graphite.

ARTICLE 3

DEVELOPMENT, REGULATORY, AND COMMERCIALIZATION

3.1 General. Graphite shall be solely responsible for developing, preparing any and all regulatory filings, obtaining regulatory approval of, and commercializing Licensed Product(s) in the Field and in the Territory, in its sole discretion.

3.2 Diligence. Graphite shall use commercially reasonable efforts, or shall cause one or more of its Affiliates and Sublicensees to use commercially reasonable efforts: (a) [***]; and (b) [***]. If at the end of the Exclusive Period, neither Graphite, nor any of its Affiliates or Sublicensees, has [***] as described above, then, except with respect to human therapeutic applications of Licensed Product(s) for sickle cell anemia for which Graphite filed with the FDA an IND prior to the Effective Date of this Agreement, the exclusive license granted to Graphite Section 2.1(a)(ii) shall immediately convert to a non-exclusive license, all Sublicenses granted by Graphite to any Sublicensees shall immediately terminate, and the right to sublicense with respect to such license shall immediately terminate.

3.3 Development Progress Reports. On an annual basis, Graphite shall provide IDT with a high-level written progress report that summarizes the status of Graphite’s development efforts with respect to the [***] since the last report (or, with respect to the first report only, the time since the Effective Date and prior to delivery of such report). Such reports shall be due on each [***] and until [***].

ARTICLE 4

ROYALTIES AND PAYMENT TERMS

4.1 Upfront Payment. In consideration of the licenses and rights granted to Graphite hereunder, Graphite shall pay to IDT a one-time, non-refundable, non-creditable license fee in the amount of Three Million dollars ($3,000,000) within ninety (90) days after the Effective Date and receipt of an invoice from IDT.

4.2 Regulatory Milestone Payments. As partial consideration for the licenses and rights granted to Graphite hereunder, Graphite shall pay to IDT the non-refundable and non-creditable amounts set forth in the following table (each, a “Regulatory Milestone Payment”). Graphite shall provide IDT with written notice of achievement of each of the following regulatory milestones events (each, a “Regulatory Milestone Event”) within five (5) business days after the achievement of such Regulatory Milestone Event. IDT shall invoice Graphite within thirty (30) days of receipt of such written notice, and Graphite shall pay the corresponding Regulatory Milestone Payment within thirty (30) days following receipt of such invoice. Each Regulatory Milestone Payment shall be payable once on an Indication-by-Indication basis and no amount shall be due for subsequent or repeated achievements of the applicable Regulatory Milestone Event for the same Indication for a Licensed Product.

Regulatory Milestone Event	Regulatory Milestone Payment
[***]	$	[***]
[***]	$	[***]
[***]	$	[***]

4.3 Running Royalties. In consideration of the licenses and rights granted to Graphite hereunder, during the Royalty Term, Graphite shall pay to IDT royalties equal to [***] percent ([***]%) of the Net Sales of Licensed Product(s) sold by Graphite or its Affiliates or Sublicensees.

(a) No Multiple Royalties. If the manufacture, use or sale of any Licensed Product is claimed or covered by more than one of the Licensed Patents, multiple royalties shall not be due.

(b) Duration of Royalty Obligations. The royalty obligations set forth in Section 4.2 shall continue on a country-by-country basis as to each Licensed Product until expiration or termination of the last to expire Valid Claim within the Licensed Patents that covers such Licensed Product in such country (each a “Royalty Term”).

(c) Third Party Payments. If Graphite reasonably determines that it is necessary or useful to acquire rights under a Third Party’s Patents or other intellectual property rights in order for Graphite to Exploit Licensed Products under this Agreement, Graphite shall have the right to negotiate and acquire such rights, through a license or otherwise, and to deduct from the royalty payments due to IDT under this Agreement [***] percent ([***]%) of the payments made by Graphite to such Third Party; provided, however that such reduction shall not reduce the royalty rates otherwise applicable to the Net Sales of such Licensed Product pursuant to Section 4.3 by more than [***] percent ([***]%) for any calendar quarter (the “Royalty Floor”).

(d) Royalty Reports. Within [***] following the end of each calendar quarter, following the first Net Sale of a Licensed Product, Graphite shall furnish to IDT a written report for the calendar quarter showing the Net Sales of Licensed Product sold by Graphite, its Affiliates and Sublicensees in the Territory during such calendar quarter and the royalties payable under this Agreement for such calendar quarter. Such written report shall include the gross sales of Licensed Product on a country-by-country basis, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable calendar quarter and the calculation of the amount of royalty payment due on such Net Sales. Simultaneously with the submission of the written report, Graphite shall pay to IDT the royalty due for such calendar quarter calculated in accordance with this Agreement.

4.4 Royalties on Sublicensing Revenue. With respect to Sublicenses executed within the [***] of the Term, Graphite shall pay to IDT [***] percent ([***]%) of the Sublicensing Revenue it receives from a Sublicensee pursuant to a Sublicense. For purposes of clarity, should the rights granted herein be sublicensed as part of a bundle of additional intellectual property rights or other assets (including equity in Graphite), then that portion of consideration received by Graphite and subject to this Section 4.4 shall be equitably apportioned between the Licensed IP and those other bundled rights in order to determine the percentage that shall be paid to IDT for the complete package of rights or assets sold; provided however that the percentage paid to IDT shall not be less than [***] percent ([***]%) of the total Sublicensing Revenue paid by such Sublicensee to Graphite for the bundled rights, including the Licensed IP, regardless of whether the rights are sold in separate agreements to the same Sublicense. For clarity, for any Sublicense executed after the expiration of the [***] period, Graphite shall have no obligation to pay Sublicensing Revenue to IDT.

4.5 Method of Payment. All payments under this Agreement shall be by wire transfer of immediately available funds into an account designated by IDT in advance in writing.

4.6 Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable calendar quarter. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

4.7 Records. Graphite shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records relating to amounts payable to IDT in relation to this Agreement. The relevant entity shall retain such records for at least [***] following the end of the calendar year to which they pertain, during which time a certified, independent public accountant selected by IDT and reasonably acceptable to Graphite shall have the right, at IDT’s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section 4.7 reveals an underpayment in excess of [***] percent ([***]%), Graphite shall bear the full out-of-pocket cost of such audit. If such an audit reveals an underpayment or overpayment, the Party responsible for making payment shall remit any amounts due to the other Party the amount of the underpayment or overpayment discovered unpaid under this Section 4.7 within thirty (30) days of receiving notice thereof from the other Party.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Inventorship. Inventorship of all inventions made under this Agreement shall be determined in accordance with U.S. patent laws.

5.2 Ownership. As between the Parties, each Party shall solely own all right, title and interest in and to any and all Information, including intellectual property and patent rights related hereto, made conceived, discovered, developed or invented, whether prior to, on or after the Effective Date solely by employees, agents, contractors or consultants of such Party or its Affiliates.

5.3 Prosecution of Licensed Patents.

(a) As between the Parties, IDT shall have the right and authority to prepare, file, prosecute and maintain the Licensed Patents at its sole cost and expense. IDT shall keep Graphite fully informed of all material steps with regard to the preparation, filing, prosecution, and maintenance of such Licensed Patents, including by providing Graphite with a copy of material communications to and from any patent authority in the Territory regarding such Licensed Patents, and by providing Graphite drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Graphite to review and comment thereon. IDT shall consider in good faith the requests and suggestions of Graphite with respect to such drafts and with respect to strategies for filing and prosecuting such Licensed Patents in the Territory. Notwithstanding the foregoing, IDT shall promptly inform Graphite of any adversarial patent office proceeding or sua sponte filing, including a request for, or filing or declaration of, any interference, opposition, or re-examination relating to a Licensed Patent in the Territory. The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the Territory and IDT shall consider in good faith all comments, requests and suggestions provided by Graphite. IDT shall not initiate any such adversarial patent office proceeding relating to a Licensed Patent in the Territory without first consulting Graphite. If IDT decides not to prepare, file, prosecute, or maintain a Licensed Patent in a country or other jurisdiction in the Territory, IDT shall provide reasonable prior written notice to Graphite of such intention (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Licensed Patent in such country or other jurisdiction), Graphite shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Licensed Patent at its expense in such country or other jurisdiction. Upon Graphite’s written acceptance of such option, Graphite shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such Licensed Patent. In such event, IDT shall reasonably cooperate with Graphite in such country or other jurisdiction. Where a Licensed Patent has a Valid Claim directed to a Licensed Product or the Exploitation thereof, Graphite shall have the shall be responsible for making decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Licensed Patents in any country or other jurisdiction and for applying for any extension (including patent term extension and supplementary protection certificate) with respect to such Patents in the Territory. IDT shall provide prompt and reasonable assistance, as requested by Graphite, including by taking such action as patent holder as is required under any applicable law to obtain such extension. Graphite shall pay all expenses in regard to obtaining such extension in the Territory. Notwithstanding the above, IDT shall have the sole right to apply for and obtain any Patent term extension or related extension of rights, including supplementary protection certificates and similar rights for the Licensed Patent anywhere in the world in all other circumstances.

5.4 Enforcement of Licensed Patents

(a) Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Licensed Patents by a Third Party in the Field in Territory of which such Party becomes aware based on the development, commercialization, Exploitation, or an application to market a Licensed Product in the Field in the Territory (“Product Infringement”).

(b) As between the Parties, with respect to a Licensed Product for which Graphite holds an exclusive license under Section 2.1, Graphite shall have the sole right, but not the obligation, to prosecute any Product Infringement involving any Licensed Patents directed to such Licensed Product or Exploitation thereof in the Field at its sole expense and Graphite shall retain control of the prosecution of such claim, suit or proceeding. IDT shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that Graphite shall retain control of the prosecution of such claim, suit, or proceeding. During any such claim, suit, or proceeding, Graphite shall keep IDT reasonably informed of all material developments in connection with such claim, suit or proceeding. If Graphite does not take commercially reasonable steps to prosecute (including settling) such a Product Infringement in a country or jurisdiction, then IDT may, but is not obligated to, prosecute the Product Infringement at its own expense in such country or jurisdiction. In the event such exclusive license with respect to such Licensed Product converts to a non-exclusive license in accordance with Section 3.2, then Graphite shall, at IDT’s election, transfer to IDT control of the prosecution of any on-going Product Infringement with respect to such Licensed Product and the Parties shall cooperate in good faith therewith. Any amounts recovered by Graphite pursuant to this Section 5.4(b) shall be used first to reimburse Graphite for its costs and expenses, including attorneys’ fees, incurred in making such recovery, with any remainder to be treated as Sublicensing Revenue hereunder, to be retained by Graphite subject to Graphite’s requirement to pay to IDT [***] percent ([***]%) of such remaining amount as set forth in Section 4.4. As between the Parties, with respect to a Licensed Product for which Graphite does not hold an exclusive license under Section 2.1, IDT has the sole right, but not the obligation, to prosecute any Product Infringement involving any Licensed Patents directed to such Licensed Product or Exploitation thereof at its sole expense and IDT shall retain control of the prosecution of such claim, suit or proceeding.

(c) If a Party brings any suit, action or proceeding under Section 5.4(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the other Party reasonable authority to file and prosecute the suit, action or proceeding. Each Party shall provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to such Party’s reimbursement of any costs incurred by such other Party in providing such assistance.

5.5 Challenges to Licensed Patents.

(a) Graphite Termination. If, during the Term, Graphite or a Graphite Affiliate institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding in the Territory to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable or that any Licensed

Products would not, but for the licenses granted hereunder, infringe one or more claims of any Licensed Patent (“Licensed Patent Challenge”), and Graphite or the Graphite Affiliate does not withdraw such Licensed Patent Challenge (or in the case of ex-parte proceedings, multi-party proceedings or other Licensed Patent Challenge in which Graphite or the Graphite Affiliate does not have the power to unilaterally cause the Licensed Patent Challenge to be withdrawn, Graphite or the Graphite Affiliate does not withdraw as a party from such Licensed Patent Challenge and ceases actively assisting any other party to such Licensed Patent Challenge) within thirty (30) days written notice from IDT, then IDT has the right to immediately terminate this Agreement upon written notice to Graphite; provided, however, that this Section 5.5(a) shall not apply to any Licensed Patent Challenge that is first made by Graphite or an Affiliate of Graphite in defense or a claim of patent infringement brought by IDT under the applicable Patents.

(b) Sublicensee Challenges to Licensed Patents. Graphite shall include provisions in all Sublicenses providing that if the Sublicensee, or an Affiliate of the Sublicensee, brings or participates in a Licensed Patent Challenge, if the Sublicensee or Affiliate of Sublicensee does not withdraw such Licensed Patent Challenge (or in the case of ex-parte proceedings, multi-party proceedings or other Licensed Patent Challenge in which the Sublicensee or Affiliate of Sublicensee does not have the power to unilaterally cause the Licensed Patent Challenge to be withdrawn, such Sublicensee or Affiliate of Sublicensee does not withdraw as a party from such Licensed Patent Challenge and ceases to actively assist any other party to such Licensed Patent Challenge) within thirty (30) days written notice from Graphite, then such Sublicense will immediately terminate effective as of the end of such thirty (30) day period; provided, however, that this Section 5.5(b) shall not apply to any Licensed Patent Challenge that is first made by Sublicensee or an Affiliate of Sublicensee in defense or a claim of patent infringement brought by IDT under the applicable Patents. The failure to include such termination provision in a Sublicense shall constitute a material breach of this Agreement. If a Sublicensee (or an Affiliate of the Sublicensee) fails to withdraw such Licensed Patent Challenge (or in the case of ex-parte proceedings, multi-party proceedings or other Licensed Patent Challenge in which the Sublicensee or Affiliate of Sublicensee does not have the power to unilaterally cause the Licensed Patent Challenge to be withdrawn, such Sublicensee or Affiliate of Sublicensee fails to withdraw as a party from such Licensed Patent Challenge and ceases to actively assist any other party to such Licensed Patent Challenge) within thirty (30) days written notice from Graphite, Graphite, upon receipt of notice from IDT, shall immediately terminate the applicable sublicense agreement. Any failure to immediately terminate the sublicense agreement as required by this Section shall constitute a material breach of this Agreement.

(c) Royalty After Challenge. If Graphite or any Graphite Affiliate institutes or participates in a Licensed Patent Challenge and a claim of a Licensed Patent is adjudged to be not invalid by Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken, the running royalties due IDT under Section 4.3 shall increase to [***] percent ([***]%) of the Net Sales Price effective as of the first date of Graphite’s or its Affiliate’s first filing or participation in the Licensed Patent Challenge.

ARTICLE 6

INDEMNIFICATION AND INSURANCE

6.1 Indemnification By Graphite. Graphite shall indemnify IDT, its Affiliates, and their respective directors, officers, employees and agents (collectively, the “IDT Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all liability suits, investigations, claims or demands by Third Parties (collectively, “Third Party Claims”) arising out of (a) Graphite’s or any of its Affiliates’ or Sublicensees’ research, development, manufacture, use, marketing or sale of Licensed Products; (b) a Graphite Indemnitee’s negligence or willful misconduct; or (c) Graphite’s breach of any obligation, representation, warranty or covenant in this Agreement, except in each case of (a) – (c) to the extent that such Losses arise out of or result from (i) the negligence or willful misconduct of a IDT Indemnitee, or (ii) IDT’s breach of any obligation, representation, warranty or covenant in this Agreement.

6.2 Indemnification by IDT. IDT shall indemnify Graphite, its Affiliates and Sublicensees, and their respective directors, officers, employees and agents (collectively, the “Graphite Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of or in connection with (a) a IDT’s Indemnitee’s negligence or willful misconduct; (b) IDT’s breach of any obligation, representation, warranty or covenant in this Agreement; or (c) any infringement or misappropriation by practice of the Licensed IP, except in each case of (a) – (c) to the extent that such Losses arise out of or result from (i) the negligence or willful misconduct of a Graphite Indemnitee, or (ii) Graphite’s breach of any obligation, representation, warranty or covenant in this Agreement.

6.3 Indemnification Procedure. To be eligible to be indemnified as described in this Article 6, each of the indemnitees seeking to be indemnified shall provide the indemnifying Party with prompt notice of any claim (with a description of the claim and the nature and amount of any such loss) giving rise to the indemnification obligation pursuant to Section 6.1 or 6.2, as the case may be, and the exclusive ability to defend such claim (with the reasonable cooperation of the indemnitee(s)). Each indemnitee shall have the right to retain its own counsel, at its own expense, if representation by the counsel of the indemnifying Party would be inappropriate due to actual or potential differing interests between such indemnitee(s) and the indemnifying Party. Neither the indemnitee(s) nor the indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for losses for which indemnification is sought without the prior written consent of the other (not to be unreasonably withheld or delayed); provided however, that the indemnifying Party shall have the right to settle or compromise any claim for losses without such prior written consent if the settlement or compromise provides for a full and unconditional release of the indemnitee(s) and is not materially prejudicial to any indemnitee’s rights.

6.4 Insurance. Each Party shall have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Representations and Warranties of the Parties. Each of Graphite and IDT hereby represents and warrants that, as of the Effective Date:

(a) Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement, including the right to grant the rights granted hereunder.

(b) Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

7.2 Further Representations by IDT. IDT hereby further represents, warrants and covenants (as applicable) as follows:

(a) Schedule 1.30. Schedule 1.30 accurately identifies all patents and patent applications Controlled by IDT as of the Effective Date that are necessary or useful for the research, development, manufacture, use or sale of any Licensed Product.

(b) Licensed IP. As of the Effective Date, (i) IDT is the sole and exclusive owner of the entire rights, title and interest in and to all Licensed Patents and other intellectual property rights within the Licensed IP within the Field free of any encumbrance, lien or claim of ownership by any Third Party, (ii) IDT or its Affiliates have timely paid all filing and renewal fees payable with respect to the Licensed Patents, and (iii) IDT has complied with all applicable laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Licensed Patents.

(c) Sufficient Rights. IDT represents that it has the full and legal rights and authority to license the Licensed IP to Graphite.

(d) No Conflict. It has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Graphite under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Graphite under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to Graphite under this Agreement. Its performance and execution of this Agreement does not and shall not result in a breach of any other contract to which it is a party. It is aware of no action, suit, inquiry or investigation instituted by any Third Party that threatens the validity of this Agreement.

(e) Assignments. As of the Effective Date, IDT has secured from all employees, consultants, contractors and other persons who have contributed to the creation or invention of any of the Licensed IP a written agreement assigning to IDT all rights to such creations, inventions or Licensed IP.

(f) Validity and Enforceability. As of the Effective Date, IDT is not aware of the existence of any facts that could form the basis for the invalidation or unenforceability of the Licensed Patents.

(g) Third-Party Activities. As of the Effective Date and to IDT’s knowledge, there are no activities by Third Parties that would constitute infringement or misappropriation of the Licensed IP (in the case of pending claims, evaluating them as if issued).

(h) Inventors. IDT has obtained from all inventors of Licensed Patents owned by IDT valid and enforceable agreements assigning to IDT each such inventor’s entire right, title and interest in and to all such Licensed Patents.

(i) Further Assurances. IDT shall perform all acts reasonably requested by Graphite to assure that the Licensed IP shall be licensed to Graphite to the extent provided for herein.

7.3 Disclaimer of Warranties. EXCEPT AS OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES CONCERNING LICENSED IP OR ANY OTHER MATTER WHATSOEVER, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND EACH PARTY DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES.

7.4 Limitation of Liability.

7.5 EXCEPT WITH RESPECT TO A CLAIM FOR INDEMNIFICATION PURSUANT TO ARTICLE 7 OR A CLAIM FOR FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER.

7.6 IDT SHALL NOT BE LIABLE FOR, AND GRAPHITE ASSUMES THE ENTIRE RISK AS TO THE RESULTS OBTAINED BY GRAPHITE OR ITS AFFILIATES OR SUBLICENSEES FROM THE USE OF LICENSED PRODUCT(S) IN THE FIELD IN THE TERRITORY.

ARTICLE 8

CONFIDENTIALITY

8.1 Definition. During the Term and subject to the terms and conditions of this Agreement, a Party (a “Disclosing Party”) may communicate to another Party (a “Receiving Party”) information in connection with this Agreement or the performance of its obligations hereunder, whether in oral, written, graphic, or electronic form, which information may include scientific and manufacturing information and plans, marketing and business plans, and financial and personnel matters relating to a Party or its present or future products, sales, suppliers, customers, employees, investors or business (collectively, “Confidential Information”).

8.2 Exclusions. Notwithstanding the foregoing, information of a Disclosing Party shall not be deemed Confidential Information with respect to a Receiving Party for purposes of this Agreement if such information:

(i) was already known to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure by the Disclosing Party;

(ii) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

(iii) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to the Receiving Party through no fault of or breach of its obligations under this Article 8 by the Receiving Party;

(iv) was disclosed to the Receiving Party other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(v) was independently discovered or developed by the Receiving Party or any of its Affiliates, as evidenced by their written records, without the use of, and by personnel who had no access to, Confidential Information of the Disclosing Party.

8.3 Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that, during the Term and for [***] thereafter, the Receiving Party shall keep completely confidential and shall not publish or otherwise disclose to any Third Party and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the Disclosing Party. Further, neither IDT nor its Affiliates shall disclose to Third Parties any Confidential Information solely related to any Licensed Compound or Licensed Product, including a method of making or using the same, to any Third Party without the prior written consent of Graphite.

8.4 Authorized Disclosure.

(a) Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary to:

(i) prosecute or defend litigation with respect to this Agreement; or

(ii) comply with applicable laws, governmental regulations or court orders, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.

(b) Additionally, Graphite may use and disclose Confidential Information of IDT to the extent such use or disclosure:

(i) is reasonably necessary for regulatory filings for Licensed Products;

(ii) is pursuant to Graphite’s exercise of its license pursuant to Section 2.1; or

(iii) is to Graphite’s officers, directors, employees, consultants, contractors, Affiliates, licensees, or Sublicensees who are bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8; or

(iv) is to existing or potential acquirers or merger candidates, investment bankers, existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, each of whom prior to disclosure is bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 8 (but may be of shorter duration).

(c) In the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.4(a) it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information.

8.5 Terms of Agreement. The Parties agree that the terms of this Agreement are the Confidential Information of Graphite, subject to the special authorized disclosure provisions set forth in Section 8.4 and this Section 8.5. Notwithstanding the foregoing, a Party may make any filings of this Agreement or otherwise disclose the terms of this Agreement as required by law or regulation in any country so long as it uses its reasonable efforts to obtain confidential treatment for portions of this Agreement as available, consults with the other Party, and permits the other Party to participate, to the extent practicable, in seeking a protective order or other confidential treatment.

8.6 Return of Confidential Information. Upon termination or expiration of this Agreement, or earlier if so agreed in writing by the Parties, the Receiving Party shall either return all copies of the Confidential Information it may have received or be deemed to have received from the other Party, or destroy in a secure manner all such copies of the Confidential Information if so instructed by the other Party except (a) to the extent of a continuing license in favor of the Graphite as the Receiving Party; and (b) for one (1) copy which may be retained for the purpose of establishing that Party’s compliance with its obligations under this Agreement.

8.7 Use of Name. Neither Party may make public use of the other Party’s name except (a) in connection with announcements and other permitted disclosures relating to this Agreement and the activities contemplated hereby, (b) as required by applicable law, and (c) otherwise as agreed in writing by such other Party.

8.8 Press Release. Neither Party shall issue a press release or public announcement referencing this Agreement without the prior written approval of the other Party, not to be unreasonably withheld, conditioned or delayed, except that the Parties may (a) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (b) issue a press release or public announcement as required, in the reasonable judgment of such Party, by applicable law, including by the rules or regulations of the United States Securities and Exchange Commission, or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity on which such Party desires to list or does list its securities.

ARTICLE 9

TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, shall remain in effect on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the Royalty Term for such Licensed Product (the “Term”). Upon expiration of this Agreement, the license grant contained in Section 2.1 shall become fully paid-up, royalty-free, perpetual and irrevocable for such Licensed Product in such country.

9.2 Voluntary Termination by Graphite. Graphite shall have the right to terminate this Agreement, for any reason, upon at least [***] prior written notice to IDT, such notice to state the date at least [***] in the future upon which termination is to be effective.

9.3 Termination for Material Breach.

(a) Any material failure by a Party (the “Breaching Party”) to comply with any of its material obligations contained in this Agreement (such failure, a “Material Breach”) shall entitle the other Party (the “Non-Breaching Party”) to give to the Breaching Party written notice specifying the nature of the Material Breach, requiring the Breaching Party to cure such Material Breach.

(b) If such Material Breach is not cured within [***] after the receipt of notice pursuant to Section 9.3(a) above, the Non-Breaching Party shall be entitled to terminate this Agreement on written notice to the Breaching Party and without prejudice to any of its other rights conferred on it by this Agreement; provided that if a Material Breach (other than for non-payment) cannot reasonably be cured within such [***] period and the Breaching Party promptly delivers a plan to cure such Material Breach (reasonably acceptable to the Non-Breaching Party) and uses commercially reasonable efforts to implement such plan, then the cure period shall be extended for so long as the Breaching Party is using commercially reasonable efforts to cure such Material Breach (up to a maximum cure period of [***] from the date of initial notice); further provided, however, that if the Breaching Party disputes the existence of a Material Breach, the matter shall be submitted for resolution in accordance with Article 10, and the Breaching Party shall not have the right to terminate this Agreement unless and until a final decision of Material Breach is rendered under Article 10 and the Breaching Party fails to cure such Material Breach within [***] thereafter.

9.4 Effect of Expiration or Termination.

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Article 1, Article 6, Article 7, Article 8, Article 10 and Article 11, and Section 2.1(a) (subject to Section 9.1 (the last sentence)), Section 5.1, Section 5.2, and Section 9.4.

(b) Survival of Certain Sublicenses. Upon termination of this Agreement by IDT pursuant to Section 9.3, upon Graphite’s request, any Sublicense granted by Graphite shall survive and shall automatically be assigned by Graphite to IDT such that such Sublicense becomes a direct license between IDT and the applicable Sublicensee on the same terms and conditions as those set forth in this Agreement, to the extent applicable to the rights granted by Graphite to such Sublicensee, provided that such Sublicense was granted in accordance with the terms of Section 2.2 and that such Sublicensee is in compliance with the terms of the Sublicense and agrees to comply with all applicable terms of this Agreement.

(c) Inventory. Upon the early termination of this Agreement, Graphite and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) Graphite pays IDT the applicable running royalty or other amounts due on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (ii) Graphite and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within [***] after the effective date of termination.

(d) Expiration or termination of this Agreement for any reason shall not relieve either Party of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration.

9.5 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by IDT are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Graphite shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against IDT under the U.S. Bankruptcy Code, Graphite shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to Graphite and all embodiments of such intellectual property, which, if not already in Graphite’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Graphite’s written request therefor, unless IDT elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by IDT upon written request therefor by Graphite.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article 10, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Article 10, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

10.2 Equitable Remedies. Although the procedures specified in this Article 10 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

10.3 Dispute Resolution Procedures. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

(a) The location of the arbitration shall be in [***]. IDT and Graphite hereby irrevocably submit to the exclusive jurisdiction and venue of the AAA arbitration panel selected by the Parties and located in [***] for any dispute regarding this Agreement, and to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware for any action or proceeding to enforce an arbitration award or as otherwise provided in Section 10.3(e), and waive any right to contest or otherwise object to such jurisdiction or venue.

(b) The arbitration shall be conducted by a panel of three (3) neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. Each Party shall appoint one (1) neutral arbitrator, and these two arbitrators so selected by the Parties shall then select the third (3rd) arbitrator, and all arbitrators must have at least ten (10) years’ experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between IDT and Graphite. If one Party has given written notice to the other Party as to the identity of the arbitrator appointed by the Party, and the Party thereafter makes a written demand on the other Party to appoint its designated arbitrator within the next ten (10) days, and the other Party fails to appoint its designated arbitrator within ten (10) days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two (2) arbitrators.

(c) The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the Parties may subpoena witnesses and documents for presentation at the hearing.

(d) Prompt resolution of any dispute is important to both Parties; and the Parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

(e) The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action shall be maintained seeking punitive damages. The decision of any two (2) of the three (3) arbitrators appointed shall be binding upon the Parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, either Party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that Party’s rights hereunder.

(f) The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing Party, in the discretion of the arbitrators, or may be apportioned between the Parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one Party is to pay for all (or a share) of such expenses, both Parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

(g) Notwithstanding the foregoing, any disputes arising hereunder with respect to the inventorship, validity, enforceability or other aspect of intellectual property rights shall be resolved by a court of competent jurisdiction and not by arbitration.

(h) Except as set forth below and as necessary to obtain or enforce a judgment upon any arbitration award, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the Parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, actual or potential collaborators or corporate partners of Graphite, actual or potential acquirors of Graphite, and others who may be directly affected provided that such persons are bound to keep such information confidential. Additionally, if a Party has stock which is publicly traded, the Party may make such disclosures as are required by applicable securities laws, but shall use commercially reasonably efforts to seek confidential treatment for such disclosure.

10.4 Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations.

10.5 Statute of Limitations. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Section 10.3 are pending. The Parties shall cooperate in taking any actions necessary to achieve this result.

ARTICLE 11

MISCELLANEOUS

11.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or email addresses of the Parties:

If to IDT:

Integrated DNA Technologies, Inc.

1710 Commercial Park

Coralville, Iowa 52241

Attention: Legal Department

Email: [***]

If to Graphite:

All general notices to Graphite are mailed or emailed to:

Graphite Bio, Inc.

279 East Grand Avenue

South San Francisco, CA

Attn: Josh Lehrer, CEO

Email: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter, LLP

100 Northern Avenue

Boston, MA 02210

Attn: Richard Hoffman

Email: [***]

All invoices to Graphite (i.e., accounting contact) are emailed to:

Accounts Payable

[***]

All notices under this Agreement shall be deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section 11.1.

11.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

11.3 Assignment. Without the prior written consent of the other Party hereto (which may be granted at the other Party’s discretion), neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party (a) to any Affiliate of such Party; or (b) to any Third Party in connection with a change of control, merger, consolidation, stock sale or sale or transfer of all or substantially all of its assets to which this Agreement relates, or other similar transaction or series of transactions. Any purported assignment or transfer in violation of this Section 11.3 shall be void ab initio and of no force or effect.

11.4 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. Further, upon written request by Graphite, a separate agreement shall be created and signed between the Parties and such Affiliate to address any tax or other corporate needs of Graphite; provided that, any such agreement is substantially consistent with the terms of this Agreement.

11.5 Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.6 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

11.7 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 10. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the Parties.

11.8 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein. Except under Sections 6.1 and 6.2, there are no express or implied third party beneficiaries hereunder.

11.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and assigns.

11.10 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party shall constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

11.11 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

11.12 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “law” (or “laws”) when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor.

11.13 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

INTEGRATED DNA TECHNOLOGIES, INC.		GRAPHITE BIO, INC.

By:	/s/ William Martin	By:	/s/ Josh Lehrer
Name:	William Martin	Name:	Josh Lehrer
Title:	President	Title:	CEO

SCHEDULE 1.28

LICENSED KNOW-HOW

[***]

SCHEDULE 1.30

LICENSED PATENTS

Title	Application	Filing Date	Priority	Brief Overview
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]